Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Shire plc of our report dated March 17, 2016 relating to the financial statements of Dyax Corp., which appears in Shire plc’s Current Report on Form 8-K dated January 22, 2016, as amended on March 17, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 9, 2016